Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Second Quarter 2015 Financial Results

Exceeds Company’s Q2 EBITDA Guidance, Revenue in Line with Company’s Expectations

Malvern, PA — (GLOBE NEWSWIRE) — August 6, 2015 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2015.

Company Highlights

•                  Achieved profitability in the quarter with $2.2 million GAAP net income

•                  Experienced twelfth consecutive quarter of year over year revenue growth and seventh consecutive quarter of sequential revenue growth

•                  Generated positive adjusted EBITDA of $7.9 million, highest since 2008

•                  CMS released Proposed Rule for 2016, which includes an approximate 8% increase to MCT reimbursement

•                  Serviced approximately 140,000 patients in the quarter, with the Company on track to service record number of patients in 2015

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “I am pleased to report another successful quarter, driven by strong financial performance and meaningful progress on our key objectives.  We generated our twelfth consecutive quarter of year-over-year revenue growth, the Company’s highest quarterly EBITDA since 2008 and, for the first time in six years, we achieved positive GAAP net income.

“In addition to these strong results, I am excited to see that our advocacy efforts to distinguish the value associated with our 24/7 remote service model versus services in a traditional healthcare setting are gaining traction.  Recently, the Medicare Telehealth Parity Act of 2015, which seeks uniformity in the treatment of telehealth versus in-person services, was introduced to Congress.  With this bill, the sponsors have recognized that greater support for these advanced technologies can improve patient care while lowering health care costs.

“We also received very positive news out of Washington with the recent release of the CMS Proposed Rule for 2016.  In their announcement, CMS noted that it would be appropriate to include some of the unique costs of our 24/7 remote service in their calculation.  Based on the information in the proposed rule, we expect to see an approximate 8% increase to our mobile cardiac telemetry Medicare rate.  This will have an estimated impact of over $5 million to both our top and bottom lines in 2016.  In light of these recent successes, we will continue our efforts to inform all third-party payors of the value remote cardiac monitoring services can deliver to the health care system.

“Our first half results are a positive indication that our strategic direction is on point.  Moreover, we believe that the recent legislative actions providing higher reimbursement and a commitment to appropriately value our service will provide added stability to our future growth.  In addition, we continue to realize synergies from our 2014 acquisitions and remain focused on gaining operational efficiencies.  We are on track to achieve our previously issued guidance of low double digit revenue growth and over $32 million in adjusted EBITDA, a 60% increase over the prior year, for the full year 2015.”

Second Quarter Financial Results

Revenue for the second quarter 2015 was $44.8 million compared to $42.7 million for the second quarter 2014, an increase of 5.1% or $2.1 million.  This increase was driven by higher Patient Services revenue as a result of favorable pricing due, in part, to an increase in Medicare rates in early 2015, as well as the timing of services provided to patients.  For the three months ended June 30, 2015, patient revenue was comprised of 40.7% Medicare and 59.3% commercial.

Gross profit for the second quarter 2015 increased to $26.7 million, or 59.7% of revenue, compared to $23.6 million, or 55.4% of revenue, in the second quarter 2014.  Gross profit for the second quarter 2014 on an adjusted basis was $23.9 million, or 56.1% of revenue, excluding $0.3 million related to the integration of our 2014 acquisitions.  The increase on an adjusted basis of $2.8 million was due to higher Patient Services pricing, operational efficiencies primarily related to the Company’s monitoring centers and wireless device communication savings.

On a GAAP basis, operating expenses for the second quarter 2015 were $24.1 million, compared to $24.0 million in the second quarter 2014.  On an adjusted basis, operating expenses for the second quarter were $22.9 million, compared to $23.0 million for the prior year quarter.  Higher General and administrative expense due to increased headcount and higher infrastructure costs was offset by lower Sales and marketing employee related expense, lower Research and development consulting expense and lower Bad debt expense.  These adjusted operating expenses exclude $1.2 million in the second quarter 2015 primarily related to patent litigation.  Adjusted operating expenses for the second quarter 2014 exclude $1.0 million primarily related to integration activities surrounding the 2014 acquisitions, as well as legal fees from patent litigation and the Civil Investigative Demand.

On a GAAP basis, interest and other loss, net for the second quarter 2015 was $0.4 million, compared to $3.6 million in the second quarter 2014.  During the second quarter 2014, the Company recorded a reserve of $3.3 million as a non-operating charge for the settlement with the U.S. Department of Justice.  The Company subsequently finalized and paid this settlement in the first quarter 2015.  Excluding this reserve, interest and other loss, net for the second quarter 2015 increased $0.1 million compared to the second quarter 2014 due to additional interest expense from the expanded debt capacity that the Company secured at the end of 2014.

On a GAAP basis, net income for the second quarter 2015 was $2.2 million, or $0.08 per diluted share, compared to a net loss of $4.0 million, or a loss of $0.15 per diluted share, for the second quarter 2014.  Excluding expenses related to integration, restructuring and other charges, adjusted net income for the first quarter 2015 was $3.4 million, or $0.12 per diluted share.  This compares to an adjusted net income of $0.6 million, or $0.02 per diluted share, for the second quarter 2014, which excludes the impact of integration, restructuring and other charges.

Liquidity

As of June 30, 2015, total cash was $14.8 million, a decrease of $5.2 million compared to December 31, 2014.  The significant cash uses during the first half of 2015 include the $6.4 million settlement with the Department of Justice and $6.7 million for capital expenditures, primarily medical devices.  These uses were partially offset by cash generated from operations.  Consolidated days sales outstanding dropped to 48 days, compared to 51 days as of December 31, 2014.

As of June 30, 2015, the Company had outstanding debt of $23.8 million.  The Company also has access to a $15.0 million revolving credit facility which remains undrawn.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, August 6, 2015, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet, Biomedical Systems and Radcore businesses into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

	Three Months Ended
	(unaudited)
(In Thousands, Except Per Share Amounts)	June 30, 2015	June 30, 2014

Revenues	$44,812	$42,650
Cost of revenues	18,079	19,037
Gross profit	26,733	23,613
Gross profit %	59.7%	55.4%

Operating expenses:
General and administrative	12,206	11,139
Sales and marketing	6,926	7,172
Bad debt expense	2,175	2,745
Research and development	1,631	1,958
Integration, restructuring and other charges	1,210	1,000
Total operating expenses	24,148	24,014

Income (loss) from operations	2,585	(401)
Interest and other loss, net	(439)	(3,587)

Income (loss) before income taxes	2,146	(3,988)
Benefit from income taxes	25	—
Net Income (loss)	$2,171	$(3,988)

Net income (loss) per share (a):
Basic	$0.08	$(0.15)
Diluted	$0.08	$(0.15)

Weighted average number of common shares outstanding (a):
Basic	27,072	26,434
Diluted	28,918	26,434

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of fully vested common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding vested options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the quarter ended June 30, 2014.  Accordingly, basic and diluted net loss per share are the same for the quarter ended June 30, 2014.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the quarter ended June 30, 2014.

Consolidated Statements of Operations

	Six Months Ended
	(unaudited)
(In Thousands, Except Per Share Amounts)	June 30, 2015	June 30, 2014

Revenues	$88,247	$79,812
Cost of revenues	36,291	34,555
Gross profit	51,956	45,257
Gross profit %	58.9%	56.7%

Operating expenses:
General and administrative	23,603	21,911
Sales and marketing	14,109	14,612
Bad debt expense	4,524	5,104
Research and development	3,596	3,747
Integration, restructuring and other charges	3,070	3,980
Total operating expenses	48,902	49,354

Income (loss) from operations	3,054	(4,097)
Interest and other loss, net	(829)	(6,858)

Income (loss) before income taxes	2,225	(10,955)
Benefit (loss) from income taxes	(123)	2,845
Net Income (loss)	$2,102	$(8,110)

Net income (loss) per share (a):
Basic	$0.08	$(0.31)
Diluted	$0.07	$(0.31)

Weighted average number of common shares outstanding (a):
Basic	27,003	26,272
Diluted	28,873	26,272

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of fully vested common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding vested options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the six months ended June 30, 2014.  Accordingly, basic and diluted net loss per share are the same for the six months ended June 30, 2014.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the six months ended June 30, 2014.

Summary Financial Data

(In Thousands)	June 30, 2015	December 31, 2014
	(unaudited)	(unaudited)

Cash and cash equivalents	$14,803	$20,007
Patient accounts receivable, net	14,683	15,184
Other accounts receivable, net	9,354	9,362
Days sales outstanding	48	51
Working capital	15,946	14,150
Total assets	119,982	124,778
Total debt, exclusive of debt discount	24,687	25,000
Total shareholders’ equity	67,251	63,676

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended (unaudited)
	June 30, 2015	June 30, 2014
Income (loss) from operations — GAAP	$2,585	$(401)
Nonrecurring charges (a)	1,210	1,320
Adjusted income from operations	$3,795	$919
Net income (loss) — GAAP	$2,171	$(3,988)
Nonrecurring charges (b)	1,210	4,626
Adjusted net income	$3,381	$638

Net income (loss) per share — GAAP	$0.08	$(0.15)
Nonrecurring charges per share (b)	0.04	0.17
Adjusted net income per diluted share	$0.12	$0.02
Weighted average number of common shares outstanding — diluted	28,918	28,310

	Three Months Ended
	(unaudited)
	June 30, 2015	June 30, 2014

Cash provided by operating activities	$7,595	$5,929
Capital expenditures	(4,597)	(3,751)
Free cash flow	$2,998	$2,178

	Three Months Ended
	(unaudited)
	June 30, 2015	June 30, 2014

Income (loss) from operations — GAAP	$2,585	$(401)
Nonrecurring charges (a)	1,210	1,320
Depreciation and amortization expense	3,007	3,242
Stock compensation expense	1,062	965
Adjusted EBITDA	$7,864	$5,126

(a)         In the second quarter 2015, the Company incurred $1.2 million of integration, restructuring and other charges primarily due to legal fees for patent litigation.  In the second quarter 2014, the Company incurred $1.0 million of integration, restructuring and other charges primarily related to the integration of the Company’s 2014 acquisitions and legal fees for patent litigation and the Civil Investigative Demand.  The Company also incurred $0.3 million of other expense in the second quarter 2014 for duplicative labor due to the relocation of certain business functions.

(b)         In addition to the $1.3 million of nonrecurring charges incurred in the second quarter 2014, the Company recorded a non-operating charge of $3.3 million for the settlement with the Department of Justice that was finalized and paid in the first quarter 2015.

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Six Months Ended (unaudited)
	June 30, 2015	June 30, 2014
Income (loss) from operations — GAAP	$3,054	$(4,097)
Nonrecurring charges (a)	3,070	4,300
Adjusted income from operations	$6,124	$203
Net income (loss) — GAAP	$2,102	$(8,110)
Nonrecurring charges (b)	3,070	7,830
Adjusted net income (loss)	$5,172	$(280)

Net income (loss) per share — GAAP	$0.07	$(0.31)
Nonrecurring charges per share (b)	0.11	0.30
Adjusted net income (loss) per diluted share	$0.18	$(0.01)
Weighted average number of common shares outstanding — diluted	28,873	26,272

	Six Months Ended
	(unaudited)
	June 30, 2015	June 30, 2014

Cash provided by operating activities	$2,989	$3,869
Capital expenditures	(6,669)	(7,610)
Free cash flow	$(3,680)	$(3,741)

	Six Months Ended
	(unaudited)
	June 30, 2015	June 30, 2014

Income (loss) from operations — GAAP	$3,054	$(4,097)
Nonrecurring charges (a)	3,070	4,300
Depreciation and amortization expense	5,959	5,995
Stock compensation expense	2,182	1,968
Adjusted EBITDA	$14,265	$8,166

(a)         In the first half of 2015, the Company incurred $3.1 million of integration, restructuring and other charges primarily due to legal fees for patent litigation as well as costs related to the integration of the 2014 acquisitions.  In the first half of 2014, the Company incurred $4.0 million of integration, restructuring and other charges primarily due to legal fees for patent litigation and the Civil Investigative Demand, as well as acquisition and integration related charges for the 2014 acquisitions.  The Company also incurred $0.3 million of other expense for duplicative labor due to the relocation of certain business functions.

(b)         In addition to the $4.3 million of nonrecurring charges incurred in the first half of 2014, the Company recorded a non-operating charge of $6.4 million for the settlement with the Department of Justice that was finalized and paid in the first quarter 2015.  This was partially offset by a $2.9 million tax benefit related to the acquisition of Mednet Healthcare Technologies, Inc. in January 2014.